EXHIBIT 4.(b)15

AMENDMENT NO. 2 TO
AMENDMENT NO. 2 TO RESTRUCTURING AGREEMENT

This amendment (the “Amendment”) to Amendment No.2 to the Restructuring Agreement is dated the 22  day of February 2009 (effective as of the 31st day of December 2008) between:

1.	Lumenis Ltd., a company incorporated under the laws of Israel, whose registered office is at Industrial Zone, Yoqneam, Israel (the “Borrower”); and

2.	Bank Hapoalim B.M. (the “Bank”)

WHEREAS:

A.	On 30th September 2006, the Borrower and the Bank entered into a Restructuring Agreement (the “Restructuring Agreement”) pursuant to which the Borrower and the Bank agreed to restructure the Prior Outstanding Debt of the Borrower and subsidiaries of the Borrower into a single Loan (as defined therein) and to set out the terms and conditions applicable with respect to the Loan.

B.	On December 5, 2006, the Borrower and the Bank entered into Amendment No.1 to the Restructuring Agreement,

C.	On June 25, 2008, the Borrower and the Bank entered into Amendment No. 2 to the Restructuring Agreement, which amendment was itself amended on November 10, 2008 (“Amendment No. 2”),

D.	The Parties wish to further amend Amendment No. 2 as set forth herein.

THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Amendment, capitalised terms that are used but not defined herein shall have the meanings ascribed to such terms in Amendment No. 2.

1.2	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Amendment.

2.	AMENDMENTS

The following amendments shall be made to Amendment No. 2:

2.1	The reference to the words: “No later than 31 December 2008, the following actions shall occur or be deemed to have occurred: (a) the Borrower shall pay the Bank a sum of $5 million Dollars (the “Third Repayment Amount”) to be deposited in the Account in repayment of the New Loan B” in Clause 2.2 of Amendment No. 2 (in the paragraph deleting and replacing the previous language of Section 4.1.3 of the Restructuring Agreement) shall be deleted and replaced by: “No later than March 31, 2009, the following actions shall occur or be deemed to have occurred: (a) the Borrower shall pay the Bank a sum of (i) $5 million Dollars, plus (ii) interest on the amount of $5 million Dollars for the period beginning on January 1, 2009 and ending on the date such payment is made, at the rate of LIBOR + 3% (the “Third Repayment Amount”) to be deposited in the Account in repayment of the New Loan B”.

2.2	All references to the words: "December 11, 2008" in Clause 4 of Amendment No. 2 shall be replaced by: “March 31, 2009”

The Borrower and the Bank hereby agree that Amendment No. 2 shall be amended in accordance with this Amendment. Other than as expressly amended as set out herein, the provisions of the Restructuring Agreement and Amendment No. 2 shall remain unchanged and in full force and effect in accordance with the terms thereof.

3.	UNDERTAKING

3.1	Immediately following the execution of this Amendment, the Borrower shall pay to the bank a credit handling commission in the sum of $31,250 (the “Commission”).

3.2	For purposes of clarification, the Commission will be paid in addition to any obligations of the Borrower to make any payments under the Restructuring Agreement, as amended, or any other agreement between the Borrower and the Bank, and will not detract from such obligations.

3.3	Failure to pay the Commission immediately following the execution of this Amendment shall constitute an Event of Default under the Restructuring Agreement, as amended.

4.	MISCELLANEOUS

4.1	This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

4.2	This Amendment shall be construed in accordance with the laws of the State of Israel. The exclusive place of jurisdiction for the purpose of this Amendment is hereby established as the competent court of law in Israel situated in Tel Aviv-Jaffa.

4.3	If a provision of this Amendment is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each party to the full extent permitted so that this Amendment shall be deemed valid and binding agreements, enforceable in accordance with its terms.

4.4	Nothing in this Amendment shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

IN WITNESS WHEREOF, the parties have signed this Amendment on the date first mentioned above.

for: By: Name: Title:	LUMENIS LTD. /s/ Dov Ofer —————————————— Dov Ofer —————————————— CEO ——————————————	for: By: Name: Title:	BANK HAPOALIM B.M. /s/ Rachel Arbel —————————————— Rachel Arbel —————————————— ——————————————

By: Name: Title:	/s/ Aviram Steinhart —————————————— Aviram Steinhart —————————————— CFO ——————————————	By: Name: Title:	/s/ Gil Barzilay —————————————— Gil Barzilay —————————————— ——————————————